EXHIBIT 21

               BAIRNCO CORPORATION AND SUBSIDIARIES
                    Subsidiaries of Registrant
                      as of March 21, 1997


                                    Percentage      State/Country of
                                    Ownership       Incorporation


Arlon, Inc.                           100%            Delaware
Kasco Corporation                     100%            Delaware
Bairnco Foreign Sales Corporation     100%            Barbados
Bertram & Graf Gmbh (1)               100%            Germany
Invabond Ltd. (1)                     100%            Ireland
Atlantic Service Co. Ltd. (1)         100%            Canada
Atlantic Service Co. (UK) Ltd. (1)     98.9%          United Kingdom
EuroKasco S.A. (1)                    100%            France





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.